SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): July 13, 2016
MUELLER WATER PRODUCTS, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware	001-32892	20-3547095
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)
Registrant’s telephone number, including area code: (770) 206-4200

1200 Abernathy Road, Suite 1200, Atlanta, Georgia	30328
(Address of principal executive offices)	(Zip code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On July 13, 2016, Mueller Water Products, Inc. (the “Company”) amended its asset based lending credit agreement (the “ABL Agreement”) to, among other things, (i) extend its maturity date to July 2021 (from December 2017), (ii) reduce its grid-based interest rate margins by approximately 50 bps to 1.25% (LIBOR) / 0.25% (base rate), when average availability is greater than 50% of the aggregate commitments, and 1.50% / 0.50%, when average availability is less than or equal to 50% of the aggregate commitments, (iii) reduce its unused commitment fee to 0.25% (from 0.375%), (iv) increase the general limit on the Company’s ability to issue cash dividends to $35 million (from $15 million), (v) provide greater capacity to issue dividends and make stock repurchases, subject to the Company meeting certain availability requirements, (vi) increase the general investment basket to $20 million (from $15 million), (vii) increase the Company’s general basket to invest in unrestricted subsidiaries and restricted subsidiaries that are not borrowers to $25 million, (viii) increase the advance rate on inventory to 70% (from 65%) and (ix) increase the advance rate on accounts, to the extent investment grade, to 90% (from 85%).
The foregoing description of the amendments to the ABL Agreement is a general description and is qualified in its entirety by reference to the full text of such document, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MUELLER WATER PRODUCTS, INC.

	By:	/s/ Keith L. Belknap
Keith L. Belknap
Date: July 19, 2016		Senior Vice President, General Counsel and Corporate Secretary